Exhibit 10.2
FIRST AMENDMENT TO
EMPLOYMENT AGREEMENT
     THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is entered into effective as of March 15, 2006, by and between CancerVax Corporation, a Delaware corporation (the “Company”), and Jeffrey S. Silverman (“Executive”).
     WHEREAS, the Company and Executive desire to amend that certain Employment Agreement dated as of June 23, 2005, between the Company and Executive, the “Original Agreement”) on the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the various covenants and agreements hereinafter set forth, the parties hereto agree as follows:
     1. Deletion of Section 1(e). Section 1(e) of the Original Agreement is hereby deleted and replaced with the words “Intentionally Omitted.”
     2. Amendment to Section 4(g). Section 4(g) of the Original Agreement is hereby amended to read as follows:
          “(g) Acceleration In Connection With a Change of Control. Subject to any additional acceleration of exercisability described in Sections 5(b), (c) and (d) below, in connection with a Change of Control (as defined in Section 1 above):
               (i) The vesting and exercisability of fifty percent (50%) of Executive’s outstanding Stock Awards shall be automatically accelerated on the date of such Change of Control.
               (ii) If Executive’s employment is terminated by the Company without Cause, or as a result of Executive’s death or Permanent Disability, the vesting and/or exercisability of each of Executive’s outstanding Stock Awards shall be automatically accelerated on the date of termination as to the number of Stock Awards that would vest over the twelve (12) month period following the date of termination had Executive remained continuously employed by the Company during such period.
               (iii) With respect to Stock Awards granted prior to the Effective Date, if Executive’s employment is terminated by the Company without Cause within twelve (12) months following a Change of Control, the vesting and/or exercisability of any outstanding unvested portions of such Stock Awards shall be automatically accelerated on the date of termination.
               (iv) With respect to Stock Awards granted on or after the Effective Date, if Executive’s employment is terminated by the Company without Cause within six (6) months prior to or twelve (12) months following a Change of Control, the vesting and/or exercisability of any outstanding unvested portions of such Stock Awards shall be automatically accelerated on the later of (A) the date of termination or (B) the date of the Change of Control.
               (v) The vesting pursuant to clauses (i), (ii), (iii) and (iv) of this Section 4(g) shall be cumulative. The foregoing provisions are hereby deemed to be a part of each Stock Award and to supersede any less favorable provision in any agreement or plan regarding such Stock Award.”
     3. Amendment to Section 5(d). The first sentence of Section 5(d) of the Original Agreement is hereby amended to read as follows:

          “(d) Termination without Cause. If Executive’s employment is terminated by the Company without Cause, Executive shall be entitled to receive, in lieu of any severance benefits to which Executive may otherwise be entitled under any severance plan or program of the Company, the benefits provided below:”
     4. Amendment to Section 5(e). Section 5(e) of the Original Agreement is hereby amended to read as follows:
          “(e) Termination for Cause, Voluntary Resignation or Expiration of Employment Period. If Executive’s employment is terminated by the Company for Cause or by Executive for any reason (other than as a result of Executive’s death or Permanent Disability), or if the Employment Period expires, the Company shall not have any other or further obligations to Executive under this Agreement (including any financial obligations) except that Executive shall be entitled to receive (i) Executive’s fully earned but unpaid base salary, through the date of termination at the rate then in effect, and (ii) all other amounts or benefits to which Executive is entitled under any compensation, retirement or benefit plan or practice of the Company at the time of termination in accordance with the terms of such plans or practices, including, without limitation, any continuation of benefits required by COBRA or applicable law. In addition, if Executive’s employment is terminated by the Company for Cause or by Executive for any reason (other than as a result of Executive’s death or Permanent Disability), or if the Employment Period expires, all vesting of Executive’s unvested Stock Awards previously granted to her by the Company shall cease and none of such unvested Stock Awards shall be exercisable following the date of such termination. The foregoing shall be in addition to, and not in lieu of, any and all other rights and remedies which may be available to the Company under the circumstances, whether at law or in equity.”
     5. Section 409A. A new Section 10(o) is hereby added to the Original Agreement as follows:
          “(o) Section 409A. This Agreement shall be interpreted, construed and administered in a manner that satisfies the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations and other guidance issued thereunder. Notwithstanding any provision of this Agreement to the contrary, the Company may adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary to comply with the requirements of Section 409A of the Code and the Treasury regulations and other guidance issued thereunder. Notwithstanding anything to the contrary in this Agreement, the parties acknowledge and agree that any payment to be made, or benefit provided, to the Executive pursuant to this this Agreement shall be delayed to the extent necessary for this Agreement and such payment or benefit to comply with Section 409A of the Code and the Treasury regulations and other guidance issued thereunder.”
     6. No Other Amendments. Except as expressly provided for in this Amendment, no other term or provision of the Original Agreement is amended or modified in any respect.
(Signature Page Follows)

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

CANCERVAX CORPORATION

By:	/s/ David F. Hale

Name: Title:	David F. Hale President and CEO

/s/ Jeffrey S. Silverman

Jeffrey S. Silverman
[SIGNATURE PAGE TO AMENDMENT TO EMPLOYMENT AGREEMENT]